Exhibit 99.1

Innovus Pharma Launches FlutiCare™ OTC Nasal Spray Allergy Relief in the U.S.

Product Currently Expected to Generate $10-$15m in Additional Revenues Annually

San Diego, CA, November 14, 2017 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging commercial-stage pharmaceutical company that delivers safe, innovative and effective over-the-counter (“OTC”) medicine and consumer care products to improve men’s and women's health and respiratory diseases, today announced that it has officially launched FlutiCare™ OTC in the U.S. FlutiCare™ contains the most prescribed nasal steroid active pharmaceutical ingredient (“API”) and form for nasal allergy relief over the last 7 years. The Company is launching FlutiCare™ to over 10,000 independent pharmacies, direct and through Amerisource Bergen and McKesson, via its Beyond Human® print media platform and through its extensive online channels and distributors including its own websites and Amazon and Walmart online stores. As a second phase of its launch, Innovus Pharma will launch FlutiCare™ to large retail stores.

FlutiCare™ will be available OTC with the same prescription strength and same delivery method as Flonase®* and ClariSpray®*. The Company currently believes that FlutiCare™ will be the most affordable fluticasone propionate nasal spray on the market and is now available in one dose, 30 Day (120 Sprays) treatment and is the only one providing a monthly autoship plan.

“We are very excited to launch FlutiCare™ OTC and provide all patients with allergy relief,” stated Dr. Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “FlutiCare™ traces its roots as the most prescribed Rx 24-hour nasal allergy spray API and form in the U.S. over the past 7 years by a factor of over 10 to 1,” he continued.

FlutiCare™ was approved by the U.S. Food and Drug Administration (“FDA”) for OTC sale through Innova Pharma's partner’s approved abbreviated new drug application (“ANDA”) No. 207957. FlutiCare™ allergy relief joins the growing Innovus Pharma product family, offering a burgeoning portfolio of non-prescription medicine and consumer care products.

FlutiCare™ becomes the Company’s second available allergy relief product along with AllerVarx™, a patented clinical dietary supplement formulated to provide relief during the allergy season, already on the market.

In addition, the Company, pending FDA’s guidance, plans to move forward with the submission of a fluticasone kit for nasal allergy containing FlutiCare™ and our upcoming saline nasal spray NasaVa™.

About FlutiCare™

FlutiCare™ is a nasal spray, which provides 50 micrograms of fluticasone propionate (“USP”) per spray, a nasal corticosteroid that provides 24-hour temporary relief of seasonal and perennial nasal allergy symptoms. FlutiCare™ can be used to relieve both indoor and outdoor nasal allergy symptoms caused by pollen, dust, animal dander, and other indoor and outdoor allergens. Nasal allergy symptoms include, nasal congestion, runny nose, sneezing, itchy nose, etc.

FlutiCare™ contains the nasal steroid API that is physician recommended and consumer preferred

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#1 form used by patients;

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#1 nasal steroid active prescribed by physicians;

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Familiar to patients, comfort of a known & trusted medicine;

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Engrained in patients’ allergy management; and

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Effective and safe.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products, men’s and women’s health supplements, related diagnostics and medical devices. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC, as well as related products.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.fluticare.com; www.allervarx.com; and www.apeaz.com.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, projected revenues from the FlutiCare™ product in the United States if approved in that country, estimated market for its products, and statements about achieving its other development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

*Flonase® is a registered trademark of GSK and ClariSpray® is a registered trademark of Bayer.

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Contact:
James S. Painter III
Emerging Markets Consulting, LLC
Tel: 407 340 0226
jamespainter@emergingmarketsllc.com

or

Matt Anthes
MyEPK Media
424-256-9375
matt@myEPKmedia.com